                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER




                                    dated as


                               of August 9, 1995


                                  by and among


                               EXIDE CORPORATION,


                             E/S ACQUISITION, INC.


                                      and


                           SCHUYLKILL HOLDINGS, INC.

                               TABLE OF CONTENTS
                               -----------------

                                                                      Page
                                                                      ----
    RECITALS.........................................................    1


I.      THE MERGER...................................................    1
        1.1.   Merger................................................    1
               1.1.1.  Merger........................................    1
               1.1.2.  Effective Time................................    2
               1.1.3.  Effect of the Merger..........................    2
               1.1.4.  Consummation of the Merger....................    2
               1.1.5.  Certificate of Incorporation and
                       By-laws.......................................    3
               1.1.6.  Directors and Officers........................    3

II.     TERMS OF THE TRANSACTION.....................................    3
        2.1.   Conversion of Stock in the Merger.....................    3
        2.2.   Exchange of Certificates..............................    5
               2.2.1.  Exchange Agent................................    5
               2.2.2.  Notice of Exchange............................    5
               2.2.3.  Right to the Stock Consideration..............    6
        2.3.   Dissenters' Rights....................................    6
        2.4.   Closing of the Company's Transfer Books...............    8
        2.5.   Outstanding Shares of Company Common Stock and
               Company Preferred Stock...............................    8
        2.6.   Buy-Out of the Company's Optionees....................    8
        2.7.   Transactions Undertaken in Conjunction with the
               Merger................................................    8

III.    REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER
        SUB..........................................................    9
        3.1.   Corporate Organization................................    9
        3.2.   Authority.............................................   10
        3.3.   Consents and Approvals; No Violation..................   11
        3.4.   Vote Required.........................................   12

IV.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
        COMPANY SUBSIDIARY...........................................   12
        4.1.   Corporate Organization................................   12
        4.2.   Authority.............................................   13
        4.3.   Capitalization........................................   14
        4.4.   Consent and Approvals; No Violation...................   16
        4.5.   Reports and Financial Statements......................   17
        4.6.   Equipment and Accounts Receivable.....................   18
        4.7.   Contracts.............................................   18
        4.8.   Leases................................................   20
        4.9.   Employment and Severance Agreements...................   20
        4.10.  Taxes.................................................   20
        4.11.  Employee Benefit Plans................................   22
        4.12.  Absence of Certain Changes or Events..................   23
        4.13.  Litigation............................................   24
        4.14.  Compliance with Laws and Orders.......................   24


                               TABLE OF CONTENTS
                               -----------------
                                  (Continued)

                                                                        Page
                                                                        ----
        4.15.  Fees..................................................    25
        4.16.  Company Action........................................    25
        4.17.  Environmental Matters.................................    25
        4.18.  Labor Relations.......................................    30

V. COVENANTS OF THE COMPANY AND COMPANY SUBSIDIARY...................    30
        5.1.   Acquisition Proposals..................................   30
        5.2.   Interim Operations of the Company and Company
               Subsidiary.............................................   31
               5.2.1.  Conduct of Business............................   32
               5.2.2.  Certificate of Incorporation and By-laws.......   32
               5.2.3.  Capital Stock; Options.........................   32
               5.2.4.  Dividends......................................   33
               5.2.5.  Employee Plans, Compensation, Etc..............   33
               5.2.6.  Representations and Covenants..................   34
               5.2.7.  Other Actions..................................   34
               5.2.8.  Access and Information.........................   34
        5.3.   Certain Filings, Consents and Arrangements.............   35
        5.4.   Additional Agreements..................................   36
        5.5.   Publicity..............................................   36
        5.6.   Stockholders' Meetings.................................   36
        5.7.   Employee Matters.......................................   37
               5.7.1.  Continuation of Certain Benefits...............   37
               5.7.2   Benefits of Certain Employees..................   37
        5.8.   Indemnification........................................   38
               5.8.1.  Continuing Indemnification.....................   38
               5.8.2.  Indemnification by Successors or
                       Assigns........................................   39
               5.8.3.  Intended Third-Party Beneficiaries.............   39
               5.8.4.  Procedure for Seeking Indemnification..........   40

VI.     CONDITIONS....................................................   41
        6.1.   Conditions to Each Party's Obligations to
               Effect the Merger......................................   41
        6.2.   Conditions to Obligation of the Company to
               Effect the Merger......................................   43
        6.3.   Conditions to Obligation of Acquiror to Effect
               the Merger.............................................   44

VII.    MISCELLANEOUS.................................................   45
        7.1.   Termination............................................   45
        7.2.   Non-Survival of Representations, Warranties and
               Agreements.............................................   47
        7.3.   Waiver and Amendment...................................   47
        7.4.   Entire Agreement.......................................   47
        7.5.   Applicable Law; Consent to Jurisdiction................   47
        7.6.   Certain Definitions; Headings..........................   48


                               TABLE OF CONTENTS
                               -----------------
                                  (Continued)
                                                                       Page
                                                                       ----

        7.7.   Notices................................................   49
        7.8.   Counterparts...........................................   50
        7.9.   Parties in Interest; Assignment........................   50
        7.10.  Costs and Expenses.....................................   51
        7.11.  Enforcement of the Agreement...........................   51
        7.12.  Severability...........................................   51
        7.13.  Acquiror Guarantee.....................................   52

APPENDIX A - SCHEDULES TO THE AGREEMENT
        Schedule 2.1
        Schedule 2.6
        Schedule 2.7.1
        Schedule 4.3
        Schedule 4.4
        Schedule 4.6
        Schedule 4.7
        Schedule 4.8
        Schedule 4.9
        Schedule 4.10
        Schedule 4.11
        Schedule 4.12
        Schedule 4.13
        Schedule 4.14
        Schedule 4.17
        Schedule 4.18
        Schedule 5.2.5
        Schedule 5.7.1

                              TABLE OF DEFINITIONS


  Term                                                       Section


Accounts Receivable                                        4.6.
Agreement                                                  Introduction
Acquiring Employer                                         5.8.2.
Acquiror                                                   Introduction
Acquisition Transactions                                   5.1.
affiliate                                                  7.6.
Business of the Company                                    7.6(a)
Cancelled Contracts                                        4.7.
CERCLA                                                     4.17.
Certificate                                                2.2.1.
Closing Date                                               1.1.4.
Collective Bargaining Agreement                            4.18.
Commission                                                 5.1.
Common Stock Consideration                                 2.1.
Company                                                    Introduction
Company Common Stock                                       2.1.
Company Employee Plans                                     4.11.
Company Preferred Stock                                    2.1.
Company Subsidiary                                         2.7.
Company Subsidiary Common Stock                            4.3.
Company's Retirement Plan                                  5.7.1
Consent                                                    6.1(b)
Constituent Corporations                                   1.1.2.
Continuing Contracts                                       4.7.
control                                                    7.6.
controlled by                                              7.6.
Delaware Certificate of Merger                             1.1.2.
Dissenting Shares                                          2.3.
DGCL                                                       1.1.1.
Effective Time                                             1.1.2.
Environmental Law                                          4.17.
Equipment                                                  4.6.
ERISA                                                      4.11.
Exchange Act                                               3.3.
Exchange Agent                                             2.2.1.
Governmental Entity                                        3.3.
Hazardous Substance                                        4.17.
Heller                                                     2.7.
HRS Act                                                    3.3.
IRS                                                        4.11.
Indemnitees                                                5.8.1.
Material Adverse Effect                                    7.6.
Material Contracts                                         4.7.
Material Leases                                            4.8.
Merger                                                     1.1.1.
Merger Sub                                                 Introduction
Options                                                    2.6.
Optionees                                                  2.6.

  Term                                                       Section


PBGC                                                       4.11.
PCBs                                                       4.17.
person                                                     7.6.
Preferred Stock Consideration                              2.1.
Purchase Agreement                                         2.7.
RCRA                                                       4.17.
Real Property                                              4.17.
SMC Credit Guarantees                                      6.3.
Stock Consideration                                        2.1.
Subsidiary                                                 7.6.
Surviving Corporation                                      1.1.3.
To the knowledge of the Company or
  Company Subsidiary                                       4.17.
Under common control with                                  7.6.

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


          THIS AGREEMENT AND PLAN OF MERGER, dated as of this 9th day of August, 1995 (this "Agreement"), is made by and among Exide Corporation, a Delaware corporation ("Acquiror"), E/S Acquisition, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Acquiror ("Merger Sub"), and Schuylkill Holdings, Inc., a Delaware corporation (the "Company").

          WHEREAS, the respective Boards of Directors of Acquiror and the Company have each determined that it is in the best interests of Acquiror and the Company and their respective stockholders to merge Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein;

          WHEREAS, the respective Boards of Directors of Acquiror, Merger Sub and the Company have each approved the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein; and

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto hereby agree as follows:

                                 I.  THE MERGER
                                     ----------

     1.1.  Merger.
           ------

          1.1.1. Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.1.2), Merger Sub shall be merged into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger") in accordance with the applicable provisions of the Delaware General Corporation Law ("DGCL").

          1.1.2. Effective Time. As soon as practicable following fulfillment or waiver of the conditions specified in Article VI, and provided that this Agreement has not been terminated or abandoned pursuant to Section 7.1, Merger Sub and the Company (the "Constituent Corporations") shall cause a certificate of merger complying with the requirements of Section 252 of the DGCL (the "Delaware Certificate of Merger") to be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time and date at which the Delaware Certificate of Merger is filed with the Secretary of State of the State of Delaware (the "Effective Time").

          1.1.3. Effect of the Merger. The Merger shall have the effects specified in the DGCL. Without limiting the generality of the foregoing, the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company and all of its property, rights, privileges, powers and franchises, and all its debts, liabilities and duties as a corporation organized under the State of Delaware, shall continue unaffected by the Merger.

          1.1.4. Consummation of the Merger. The closing of the Merger (the "Closing Date") shall take place (a) at the principal executive offices of the Acquiror as promptly as practicable after the later of (i) the day of (and immediately following) the receipt of approval of the Merger by the Company's stockholders and (ii) the day on which the last of the conditions set forth in Article VI is satisfied or duly waived or (b) at such other time and place and on such other date as Acquiror and the Company may agree.

          1.1.5. Certificate of Incorporation and By-laws. The Certificate of Incorporation and By-laws of the Company in effect at the Effective Time shall be the Certificate of Incorporation and By-laws of the Surviving Corporation, until duly amended in accordance with their terms and the DGCL.

          1.1.6. Directors and Officers. At the Effective Time, the directors and officers of Merger Sub shall become the directors and officers of the Surviving Corporation.

                         II.  TERMS OF THE TRANSACTION
                              ------------------------

     2.1. Conversion of Stock in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any share of the common stock, $.01 par value, of the Company ("Company Common Stock") or of cumulative 12.5% preferred stock, $.01 par value ("Company Preferred Stock"):

              (a) The Company Common Stock and Company Preferred Stock which is held by the Company as treasury stock (or held by a subsidiary of the Company), and the Company Common Stock and Company Preferred Stock owned by any of its subsidiaries shall be cancelled and retired, without any conversion thereof, and no payment shall be made with respect thereto;

               (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 2.1(a) and any Dissenting Shares (as defined in Section 2.3)) shall be converted into the right to receive, upon surrender of the certificate formerly representing such share of Company Common Stock, cash in an amount equal to $.07849 per share (the "Common Stock Consideration"). Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 2.1(a) and any Dissenting Shares (as defined in Section 2.3)) shall be converted into the right to receive, upon surrender of the certificate formerly representing such share of Company Preferred Stock, cash in an amount equal to $3.94666 per share (the "Preferred Stock Consideration", the Common Stock Consideration and the Preferred Stock Consideration jointly referred to as the "Stock Consideration"). No interest shall be paid or accrued on the Stock Consideration. Schedule 2.1 sets forth a true and complete list of the Common Stock Consideration to be paid to each of the holders of Company Common Stock and the Preferred Stock Consideration to be paid to each of the holders of Company Preferred Stock.

               (c) Each share of Merger Sub common stock ("Merger Sub Common Stock"), par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for one share of common stock, par value $.01 per share, of the Surviving Corporation.

          2.2.  Exchange of Certificates.
                ------------------------

          2.2.1. Exchange Agent. Acquiror, the Surviving Corporation or Acquiror's designee shall act as exchange agent (the "Exchange Agent") in connection with the Merger. Except as set forth herein, from and after the Effective Time each holder of a certificate representing outstanding shares of Company Common Stock and Company Preferred Stock that is entitled to the Stock Consideration (each such certificate, a "Certificate") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Stock Consideration for each share of Company Common Stock or Company Preferred Stock so represented by the Certificate surrendered by such holder.

          2.2.2. Notice of Exchange. Promptly after the Effective Time, the Exchange Agent shall mail and/or make available to each record holder of a Certificate a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificates for exchange therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Exchange Agent shall promptly deliver the Stock Consideration for each share of Company Common Stock or Company Preferred Stock so represented by the Certificate surrendered by such holder thereof, and such Certificate shall forthwith be cancelled.

          2.2.3. Right to the Stock Consideration. Until surrendered and exchanged in accordance with this Section 2.2, each Certificate shall, after the Effective Time, represent solely the right to receive the Stock Consideration multiplied by the number of shares of Company Common Stock or Company Preferred Stock evidenced by such Certificate. From and after the Effective Time, Acquiror shall be entitled to treat any Certificates that have not yet been surrendered for exchange as evidencing only the ownership of the aggregate Stock Consideration into which the shares of Company Common Stock or Company Preferred Stock represented by such Certificates shall have been converted, notwithstanding any failure to surrender such Certificates. Acquiror shall not be liable to any holder of shares of Company Common Stock or Company Preferred Stock for any Stock Consideration (or dividends, distributions or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.3. Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common

Stock or Company Preferred Stock outstanding immediately prior to the Effective Time held by a holder who has demanded and perfected the right ("Dissenting Shares"), if any, for appraisal of those shares in accordance with the DGCL and as of the Effective Time has not withdrawn or lost such right to such appraisal shall not be converted into or represent a right to receive the Stock Consideration, but the holder of such shares shall only be entitled to such rights as are granted by the DGCL. If a holder of shares of Company Common Stock or Company Preferred Stock who demands appraisal of those shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, those shares shall be converted into and represent only the right to receive the Stock Consideration as provided in Section 2.1 upon the surrender of the Certificate representing those shares. The Company shall give Acquiror notice of any written demands for appraisal of any shares of Company Common Stock or Company Preferred Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company relating to stockholders' rights of appraisal. The Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any demands for appraisals of any shares of Company Common Stock or Company Preferred Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

     2.4. Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Common Stock or Company Preferred Stock shall thereafter be made. If, after the Effective Time, any Certificates are presented to the Surviving Corporation, they shall be cancelled, retired and exchanged as provided in
Section 2.1.

     2.5. Outstanding Shares of Company Common Stock and Company Preferred Stock. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.

     2.6. Buy-Out of the Company's Optionees. Prior to the Effective Time, the Company shall take all such actions as are necessary to repurchase all of the outstanding stock options ("Options") to purchase shares of Company Common Stock and provide for the termination of these Options effective immediately prior to the Effective Time. The Company shall obtain the written agreement of each person holding such an Option ("Optionees") that the payment of the amount set forth on Schedule 2.6 shall satisfy the Company's obligation to such Optionee.
Schedule 2.6 contains a complete and accurate list of the Optionees.

     2.7. Transactions Undertaken in Conjunction with the Merger. In conjunction with the Effective Time of the Merger and the conversion, but prior to the Effective Time, Acquiror shall have (i) purchased from Heller Financial, Inc. ("Heller"), all of the indebtedness of Schuylkill Metals Corporation, a wholly owned subsidiary of Company ("Company Subsidiary"), to Heller, such purchase to be made pursuant to an agreement (the "Purchase Agreement") entered into as of even date herewith; (2) loaned $1,797,200 to Company to pay its creditors, debtholders and Optionees the amounts shown on Schedule 2.7.1; and (3) capitalized Merger Sub with $202,800 which shall be paid to the stockholders of Company at or after the Effective Time.

        III.  REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
              ---------------------------------------------------------

     Each of Acquiror and Merger Sub hereby represents and warrants to the Company and Company Subsidiary that:

     3.1. Corporate Organization. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect (as defined herein) on Acquiror. Each of Acquiror and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Acquiror and Merger Sub has heretofore delivered to the Company true and complete copies of its Certificate of Incorporation and By-laws. Except for organizational activities, and except for activities in connection with this Agreement, Merger Sub has not conducted any business or engaged in any transactions.

     3.2. Authority. Each of Acquiror and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to the fulfillment or waiver at or prior to the Effective Time of the conditions set forth in Sections 6.1 and 6.3, the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of each of Acquiror and Merger Sub, respectively, and no other corporate proceedings on the part of Acquiror or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject only to the approval of the sole stockholder of Merger Sub with respect to the Merger. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

     3.3. Consents and Approvals; No Violation. Except for the amendment to Acquiror's credit agreement, which is described in Section 6.3(d), neither the execution and delivery of this Agreement by each of Acquiror and Merger Sub, nor the consummation by each of Acquiror and Merger Sub of the transactions contemplated hereby (a) conflicts with or results in any breach of any provision of its Certificate of Incorporation or By-laws, (b) violates, conflicts with, constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or results in the termination of, or accelerates the performance required by, or results in the creation of any lien or other encumbrance upon any of the properties or assets of Acquiror or Merger Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Acquiror or Merger Sub is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity"), or other third party except (i) filings pursuant to the Securities Exchange Act of 1934 ("Exchange Act"), (ii) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended (the "HSR Act"), (iii) the filing of a certificate of merger pursuant to the DGCL,
(iv) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror or (v) third party consents, approvals, authorizations, permits, filings or notifications which if not obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror.

     3.4. Vote Required. No vote of holders of capital stock of Acquiror is necessary to approve this Agreement or the transactions contemplated hereby. The affirmative vote of Acquiror, as the sole holder of capital stock of Merger Sub, is the only vote of the holders of Merger Sub capital stock necessary to approve this Agreement and the transactions contemplated hereby.

 IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND COMPANY SUBSIDIARY

     The Company and Company Subsidiary hereby represent and warrant to Acquiror and Merger Sub that:

     4.1. Corporate Organization. The Company and Company Subsidiary are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and are duly qualified to do business as a foreign corporation in each jurisdiction in which their ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on the Company or Company Subsidiary. The Company and Company Subsidiary have the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on their business as it is now being conducted. The Company and Company Subsidiary have heretofore delivered to Acquiror true and complete copies of its Certificate of Incorporation and By-laws.

     4.2. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Company and Company Subsidiary to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and, subject to the fulfillment or waiver at or prior to the Effective Time of the conditions set forth in Sections
6.1 and 6.2, the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject only to approval by the stockholders of the Company Common Stock and Company Preferred Stock with respect to the Merger. All actions to be taken by the Company Subsidiary in connection with the transactions contemplated by this Agreement have been duly authorized by the Board of Directors of the Company Subsidiary. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, the Company, enforceable against the Company in accordance with its terms, except as enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

     4.3. Capitalization. (a) As of the date hereof, the authorized capital stock of the Company consists of 1,200,000 shares of Company Common Stock and 60,000 shares of Company Preferred Stock. As of the date hereof and at the Effective Time of the Merger, 1,075,268 shares of Company Common Stock and 30,000 shares of Company Preferred Stock are, and will be, issued and outstanding and no shares of Company Common Stock or Company Preferred Stock are, or will be, held in treasury or reserved for issuance upon exercise of outstanding employee stock options. All shares of capital stock of the Company outstanding are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as set forth in this Section
4.3 or in Schedule 4.3, there are no shares of capital stock of the Company authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. Except as set forth in Schedule 4.3, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company. Neither the Company nor the Company Subsidiary owns any equity or partnership interest in any other entity.

          (b) The Company Subsidiary is the only subsidiary of the Company and has no subsidiaries. The Company Subsidiary is a Delaware corporation engaged in the business of owning and operating secondary lead smelters. As of the date hereof, the authorized capital stock of Company Subsidiary consists of 1,000 shares of Common Stock, par value $.10 per share ("Company Subsidiary Common Stock"). Except as set forth in Schedule 4.3, as of the date hereof and at the Effective Time of the Merger, 1,000 shares of Company Subsidiary Common Stock are, and will be, issued and outstanding, and held by the Company free and clear of all liens, security interests and any other encumbrances, and no shares of Company Subsidiary Common Stock are, or will be, held in treasury or reserved for issuance upon exercise of outstanding employee stock options. All shares of capital stock of the Company Subsidiary outstanding are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as set forth in this Section 4.3(b) or in Schedule 4.3, there are no shares of capital stock of the Company Subsidiary authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company Subsidiary obligating the Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company Subsidiary or obligating the Company Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. Except as set forth in Schedule 4.3, there are no voting trusts or other agreements or understandings to which the Company Subsidiary is a party with respect to the voting of the capital stock of the Company Subsidiary.

     4.4.  Consent and Approvals; No Violation.  Except as set forth in Schedule
4.4 and except as required under the Cancelled Contracts (as hereinafter defined), neither the execution and delivery of this Agreement by the Company or Company Subsidiary nor the consummation by the Company of the transactions contemplated hereby (a) conflicts with or results in any breach of any provision of its Certificate of Incorporation or By-laws, (b) violates, conflicts with, constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or results in the termination of, or accelerates the performance required by, or results in the creation of any lien or other encumbrance upon any of the properties or assets of the Company or Company Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or Company Subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which individually or in the aggregate, would not have a Material Adverse Effect on the Company or Company Subsidiary or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, or other third party, except (i) filings under the HSR Act, (ii) filing a certificate of merger pursuant to the DGCL, (iii) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or Company Subsidiary,
(iv) third party consents, approvals, authorizations, permits, filings or notifications which if not obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or Company Subsidiary, or (v) approval from all creditors, debtholders and stockholders of the Company and Company Subsidiary and all Optionees of the Company.

     4.5. Reports and Financial Statements. The audited financial statements of the Company and the Company Subsidiary for the year ended December 31, 1993 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company and the Company Subsidiary as at December 31, 1993. The unaudited financial statements of the Company and the Company Subsidiary for the year ended December 31, 1994 have been prepared in accordance with the Company's historical accounting practices. Since January 1, 1995, the Company and the Company Subsidiary have filed all required forms, reports and documents required to be filed with each Governmental Entity or self-regulatory organization which is charged with regulating or supervising any business conducted by the Company or Company Subsidiary other than any such forms, reports and documents which if not filed would not have a Material Adverse Effect on the Company or Company Subsidiary.

     4.6.  Equipment and Accounts Receivable.  Except as set forth on Schedule
4.6 hereto, the Company Subsidiary has good and marketable title to all tangible personal property of the Company Subsidiary ("Equipment") free and clear of all mortgages, liens, charges, security interests and any other encumbrances. All of the accounts and notes receivable of the Company Subsidiary ("Accounts Receivable") have arisen from bona fide transactions in the ordinary course of business and are valid, due and owing from third parties. Except as set forth on Schedule 4.6, the Company Subsidiary owns all Accounts Receivable free and clear of liens, charges, security interests and any other encumbrances.

     4.7. Contracts. Schedule 4.7 sets forth a true and complete list of the material contracts (except for those Employment Contracts listed on Schedule 4.9) related to the Business of the Company or Company Subsidiary ("Material

Contracts") as of the date hereof. For purposes of this Agreement, the term Material Contracts shall mean all contracts of the Company and the Company Subsidiary (i) to be cancelled in connection with the effectiveness of the Merger ("Cancelled Contracts") and (ii) contracts for an amount in excess of $10,000 or for a period of time in excess of nine months ("Continuing Contracts"), however, the term shall not include purchase orders. Each of the Material Contracts is in full force and effect, unamended, and the Company or Company Subsidiary is entitled to the full benefit and advantage of each such Material Contract in accordance with the terms thereof. Except as set forth on
Schedule 4.7, neither the Company nor Company Subsidiary is in default under any Continuing Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company or Company Subsidiary, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. Except as set forth on Schedule 4.7, none of the Continuing Contracts requires the consent from or delivery of notice to any person in connection with the transactions contemplated hereby. The copies of the Material Contracts and other contracts and written materials that have been made available to Acquiror under this and other sections of this Agreement are copies of the true contracts and other written materials of the Company or Company Subsidiary as the case may be.

     4.8. Leases. Schedule 4.8 sets forth a true and complete list of the existing material leases related to the Business of the Company or Company Subsidiary (the "Material Leases") as of the date hereof. For purposes of this Agreement, the term Material Leases shall mean leases with an aggregate value in excess of $10,000 or for a period of time in excess of nine months. Each of the Material Leases is in full force and effect, unamended, and the Company or Company Subsidiary is entitled to the full benefit and advantage of each such Material Lease in accordance with the terms thereof. Except as disclosed on
Schedule 4.8, none of the Material Leases requires the consent from or delivery of notice to any person in connection with its transfer to Acquiror or the transactions contemplated hereby.

     4.9.  Employment and Severance Agreements.  Except as set forth on Schedule
4.9 hereto, there are no employment, severance or termination agreements which the Company or Company Subsidiary is a party. Except for this Agreement and those agreements described on Schedule 4.9 hereto (true and complete copies of which agreements have been delivered to Acquiror), neither the Company nor Company Subsidiary is a party to, or bound by, any employment agreement or any other arrangement or understanding with any person that provides for the payment of any consideration by the Company or Company Subsidiary to such person as a result of the consummation of any of the transactions contemplated by this Agreement.

     4.10. Taxes. The Company and Company Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except where the failure to file would not have a Material Adverse Effect on the Company or Company Subsidiary. Except as set forth in
Schedule 4.10, the Company or Company Subsidiary have paid, or has made adequate provision or set up an adequate accrual or reserve for the payment of all taxes, interest and penalties shown to be owing on all such returns or reports. Except as set forth in Schedule 4.10, the Company or Company Subsidiary are not a party to any action or proceeding, nor is any such action or proceeding threatened, by any Governmental Entity for the assessment or collection of any taxes, and no deficiency notices or reports have been received by the Company or Company Subsidiary in respect of any material deficiencies for any tax, assessment, or government charges. The Company and Company Subsidiary have paid, or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes, interest, additions to tax, and penalties due with respect to completed and settled examinations or concluded litigation relating to the Company or Company Subsidiary. Except as set forth in Schedule 4.10, the Company and Company Subsidiary have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that would have a Material Adverse Effect on the Company or Company Subsidiary, which extension or waiver is still in effect.

     4.11. Employee Benefit Plans. Except as set forth on Schedule 4.11, all employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral, and all trust agreements related thereto, relating to any present or former directors, officers or employees of Company or Company Subsidiary ("Company Employee Plans") have been maintained, operated, and administered in substantial compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, to the extent applicable, and any other applicable laws. With respect to each Company Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA), except as set forth in
Schedule 4.11: (a) each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either has been determined by the Internal Revenue Service ("IRS") to be so qualified or is the subject of a pending application for such determination that was timely filed, (b) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) no reportable event described in Section 4043 of ERISA has occurred, (d) no defined benefit plan has been terminated, nor has the Pension Benefit Guaranty Corporation ("PBGC") instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the PBGC to institute any such proceedings, (e) no pension plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA and (f) as of the last day of the most recent plan year which ended prior to the date hereof and for which an actuarial valuation has been issued by the plan's actuary, with respect to each defined benefit plan which is a "single-employer plan" (within the meaning of Section 4001(a)(15) of ERISA) the actuarially determined present value of all "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA), as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation, did not exceed the then current value of the assets of the plan and there has been no material change in the financial condition of the plan since the last day of the most recent plan year. No liability under subtitle C or D of Title IV of ERISA has been incurred by Company or Company Subsidiary with respect to any "single-employer plan", formerly maintained by any of them or by any entity which is considered one employer with Company under Section 4001 of ERISA or Section 414 of the Code.

     4.12.  Absence of Certain Changes or Events.  Except as set forth on
Schedule 4.12, since January 1, 1995, the Company and Company Subsidiary have conducted their business only in the ordinary course and there has not been any change in the financial condition, results of operations or business of the

Company or Company Subsidiary that has had or would have a Material Adverse Effect on the Company or Company Subsidiary.

     4.13. Litigation. Except as set forth in Schedule 4.13, there is no legal, administrative, arbitral or other suit, action, investigation or proceeding pending, or, to the knowledge of the Company or Company Subsidiary, threatened against or affecting the Company or Company Subsidiary which is reasonably expected to result in a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against the Company or Company Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such Material Adverse Effect.

     4.14. Compliance with Laws and Orders. Except for environmental matters which are addressed in Section 4.18 and those items set forth on Schedule 4.14, the Business of the Company and Company Subsidiary have not been, and are not being, conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future shall not, have a Material Adverse Effect on Acquiror. Except as set forth in Schedule 4.14, no investigation or review by any Governmental Entity with respect to the Company or Company Subsidiary is pending or, to the knowledge of the Company or Company Subsidiary, threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which shall not have a Material Adverse Effect on the Company or Company Subsidiary.

     4.15. Fees. Neither the Company nor Company Subsidiary has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

     4.16. Company Action. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of the Company and its stockholders, (b) approved this Agreement and, subject to the fulfillment or waiver at or prior to the Effective Time of the conditions set forth in Sections 6.1 and 6.3, the transactions contemplated hereby, including the Merger, (c) directed that the Agreement be submitted for consideration by the Company's stockholders and (d) approved this Agreement and the Merger for purposes of Section 252 of the DGCL.

     4.17. Environmental Matters. (a) Except as set forth on Schedule 4.17 or as would not individually or in the aggregate have a Material Adverse Effect on the Company or Company Subsidiary,

          (i) the Company and Company Subsidiary are and have been in compliance with all applicable Environmental Laws (as hereinafter defined),

          (ii) the Real Property (as hereinafter defined) does not contain any Hazardous Substance (as hereinafter defined) in violation of any applicable Environmental Law,

          (iii) the Company or Company Subsidiary has not received any written notices, demand letters or written requests for information from any Governmental Entity or any third party indicating that the Company or Company Subsidiary may be in violation of, or liable under, any Environmental Law,

          (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened against the Company or Company Subsidiary with respect to the Company or Company Subsidiary or the Real Property relating to any violation, or alleged violation, of any Environmental Law,

          (v) no reports have been filed, or are required to be filed, by the Company or Company Subsidiary concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law on or at the Real Property,

          (vi) to the knowledge of the Company and Company Subsidiary, there are no underground storage tanks on, in or under any of the Real Property and no underground storage tanks have been closed or removed from any Real Property while such Real Property was owned or operated by the Company or Company Subsidiary, and

          (vii) to the knowledge of the Company and Company Subsidiary, the Company has not incurred, and none of the Real Property is presently subject to, any liabilities (fixed or, to the knowledge of the Company or Company Subsidiary, contingent) relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law.

          (b) For purposes of this Section 4.17, the following terms shall have the indicated meaning:

          "Real Property" means all real property presently or formerly owned or operated by the Company on which facilities are or were located and all real property (including property held as trustee or in any other fiduciary capacity) over which the Company currently or formerly has exercised dominion, management or control.

          "Environmental Law" means any applicable federal, state or local statute, law, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, directive, requirement or agreement with any Governmental Entity, now existing, relating to: (a) the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended. The term Environmental Law includes, without limitation, (x) the following statutes, each as amended:

               (i) the federal Clean Air Act;
               (ii) the federal Clean Water Act;
               (iii) the federal Resource Conservation and Recovery Act of 1976 ("RCRA");
               (iv) the federal Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA");
               (v) the federal Toxic Substances Control Act;
               (vi) the federal Occupational Safety and Health Act of 1970;
               (vii) the federal Safe Drinking Water Act;
               (viii) the Federal Insecticide, Fungicide and Rodenticide Act;
               (ix) Louisiana Hazardous Waste Control Law;
               (x) Louisiana Air Control Law;
               (xi) Louisiana Water Control Law;
               (xii) Louisiana Solid Waste Control Law;
               (xiii) Missouri Clean Water Law;
               (xiv) Missouri Air Conservation Law;
               (xv) The Abandoned or Uncontrolled Sites Act;
               (xvi) Missouri Hazardous Waste Management Law;
               (xvii) Missouri Hazardous Substances in the Workplace Law;

               (xviii) Missouri solid waste management law;
               (xix) Missouri underground storage tank law;

     and (y) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

          "Hazardous Substance" means any substance, whether liquid, solid or gas, listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, under any applicable Environmental Law, whether by type or by quantity. Hazardous Substance includes, without limitation,
     (i) any "hazardous substance" as defined in CERCLA, (ii) any "hazardous waste" as defined in RCRA, and (iii) any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, friable asbestos, asbestos containing material releasing friable asbestos, urea formaldehyde foam insulation, lead and polychlorinated biphenyls ("PCBs").

          (c) For purposes of this Section 4.17, "to the knowledge of the Company or Company Subsidiary" shall mean to the knowledge of Kent Hudson, Glen Hasse and Earl Cornette.

          (d) There are no permits or licenses required under any Environmental Law in respect of the Real Property presently operated by the Company or Company Subsidiary.

          (e) The Company and Company Subsidiary have not received written notice that any part of the Real Property has been or is listed as a site containing Hazardous Substances pursuant to any Environmental Law.

     4.18. Labor Relations. Except as set forth in Schedule 4.18, neither Company nor Company Subsidiary is a party to or bound by any collective bargaining agreement ("Collective Bargaining Agreements") respecting its employees, nor is there pending, or to the best knowledge of the Company threatened, any strike, walkout or other work stoppage or labor organizational effort, and neither the Company nor Company Subsidiary has received any union grievances, complaints, or claims, the liability for which would have a Material Adverse Effect on the Company or Company Subsidiary.

              V.  COVENANTS OF THE COMPANY AND COMPANY SUBSIDIARY
                  -----------------------------------------------

     5.1. Acquisition Proposals. The Company shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause its officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, (i) encourage, solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with the Company (such transactions are referred to herein as "Acquisition Transactions") or (ii) except as the Board of Directors of the Company deems necessary, on the advice of outside counsel, in the exercise of its fiduciary obligations under applicable law, participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, an Acquisition Transaction; provided, however, that nothing contained in this Section 5.1 shall restrict or prohibit any disclosure that, in the opinion of the Board of Directors of the Company on advice of outside counsel, is otherwise required under applicable law. The Company shall promptly notify the other party orally and in writing of any proposal or offer regarding an Acquisition Transaction or any inquiries with respect thereto. Such written notification shall include the identity of the person making such inquiry or Acquisition Transaction proposal or offer and such other information with respect thereto as is reasonably necessary to apprise the other party of the material terms of such Acquisition Transaction proposal or offer and all other material information relating thereto. The Company shall give Acquiror contemporaneous written notice upon engaging in discussions or negotiations with, or providing any information regarding the Company to any such person regarding a possible Acquisition Transaction.

     5.2. Interim Operations of the Company and Company Subsidiary. During the period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement, as required by law or as otherwise approved by Acquiror (which shall not be unreasonably withheld):

          5.2.1. Conduct of Business. The Company and Company Subsidiary shall conduct their business only in, and not take any action except in, the ordinary course of business. The Company and Company Subsidiary shall use reasonable efforts to preserve intact the business organization of the Company and Company Subsidiary, to keep available the services of its present key officers and employees and to preserve the goodwill of those having business relationships with the Company and Company Subsidiary.

          5.2.2. Certificate of Incorporation and By-laws. Except as contemplated by this Agreement, neither the Company nor the Company Subsidiary shall make any change or amendment to its Certificate of Incorporation or By-laws.

          5.2.3. Capital Stock; Options. Neither the Company nor Company Subsidiary shall issue, pledge or sell any shares of its capital stock or that of its subsidiary or any other securities or issue any subscriptions, options, warrants, rights, convertible securities or enter into any agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or Company Subsidiary obligating the Company or Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or Company Subsidiary or obligating the Company or Company Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment or enter into any arrangement or contract with respect to the purchase or voting of shares of its capital stock, or adjust, split, combine or reclassify any of its capital stock or other securities or make any other changes in its capital structures; nor shall the Company or Company Subsidiary make any grant under any incentive stock option plan.

          5.2.4. Dividends. Neither the Company nor Company Subsidiary shall declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of their capital stock.

          5.2.5.  Employee Plans, Compensation, Etc.  Except as set forth on
     Schedule 5.2.5, neither the Company nor Company Subsidiary shall adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds, employee stock ownership, consulting, severance or fringe benefit plan, formal or informal, written or oral, or other arrangements for the benefit or welfare of any director, officer or employee, or (except for increases in the ordinary course of business) increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          5.2.6. Representations and Covenants. Neither the Company nor the Company Subsidiary shall take any action, or knowingly omit to take any action, that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in
     Article IV becoming untrue or (ii) any of the conditions to closing set forth in Sections 6.1 or 6.3 not being satisfied.

          5.2.7. Other Actions. Neither the Company nor the Company Subsidiary shall take any action that would materially adversely affect its ability to perform its obligations under this Agreement.

          5.2.8. Access and Information. Upon reasonable notice, the Company and Company Subsidiary shall afford to the Acquiror and their representatives (including, without limitation, directors, officers and employees of the other party hereto and its affiliates, and counsel, accountants and other professionals retained by it) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as Acquiror reasonably requests; provided, however, that neither the Company nor the Company Subsidiary shall be required to provide access to any such information if the providing of such access (i) would violate a binding contractual obligation, (ii) would, as advised by outside counsel, be reasonably likely to result in the loss or impairment of any privilege with respect to such information or (iii) would be precluded by any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity.

     5.3. Certain Filings, Consents and Arrangements. Acquiror and the Company shall (a) promptly file all notices, applications and reports required to be filed with the Governmental Entities between the date of this Agreement and the Effective Time with respect to the Merger and the other transactions contemplated by this Agreement, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, licenses, registrations, permits or authorizations are required to be obtained under any other applicable federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, licenses, registrations, permits or authorizations and (c) deliver to the other parties to this Agreement copies of all such reports and filings promptly after they are filed.

     5.4. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things required hereunder or necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary filings (including, without limitation, making all filings under any securities laws) and obtaining any required contractual consents.

     5.5. Publicity. The initial press release announcing this Agreement and all other press releases relating to the Acquisition Transactions contemplated by this Agreement shall be jointly prepared and issued.

     5.6.  Stockholders' Meetings.
           ----------------------

          (a) The Company shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and By-laws, to obtain approval by its stockholders of the Merger and adopt this Agreement promptly; provided, however, that such recommendation may be withdrawn, modified or amended to the extent the Board of Directors of the Company deems it necessary, upon advice of outside counsel, in the exercise of its fiduciary obligations under applicable law, in which event the Board of Directors of the Company shall not be obligated to submit the Agreement for consideration by the Company's stockholders, and shall immediately notify Acquiror of such determination.

          (b) Acquiror shall take all necessary action to approve the Merger in its capacity as the sole stockholder of Merger Sub.

     5.7.  Employee Matters.
           ----------------

          5.7.1. Continuation of Certain Benefits. Through December 31, 1995 Acquiror shall continue each and every employee benefit plan (including, without limitation, the Company's Pension Plan For The Benefit of Employees of Schuylkill Metals Corporation (the "Company's Retirement Plan") and any employee benefit plan within the meaning of Section 3(3) of ERISA), program, practice, arrangement or policy which is disclosed in Schedule
     5.7.1 and which provides employee benefits to employees, former employees or retirees (including, without limitation, directors and officers) of the Company or the Company Subsidiary. Amounts accrued through December 31, 1995, in accordance with the terms and provisions of the Company Subsidiary's management bonus plan shall be paid to employees of the Company Subsidiary in accordance with its historical practices in January 1996.

          5.7.2 Benefits of Certain Employees. For any employee of the Company or the Company Subsidiary who is retained by Acquiror or any entity under common control with the Acquiror, including, at and after the Effective Time, the Company and a Company Subsidiary (collectively, "Acquiring Employer"):

               (i) Acquiring Employer shall recognize such employee's service with the Company and the Company Subsidiary for purposes of determining vesting under, eligibility to participate in, and eligibility to retire under each and every employee benefit plan (including, without limitation, any employee benefit plan within the meaning of Section 3(3) of ERISA), practice, policy, program and arrangement listed on Schedule 5.7.1 which provides employee benefits to employees, former employees or retirees (including, without limitation, directors and officers) of Acquiring Employer.

               (ii) The rate at which each employee covered under the Company Retirement Plan (or any successor thereto) accrues benefits thereunder shall not be reduced before December 31, 1995.

     5.8.  Indemnification.
           ---------------

          5.8.1. Continuing Indemnification. From and after the Effective Time, Acquiror shall assume and honor any and all obligations of the Company immediately prior to the Effective Time with respect to the indemnification of any director or officer (whether elected or appointed) of the Company or Company Subsidiary (collectively, the "Indemnitees") arising out of the Company's Certificate of Incorporation or By-Laws or the Company Subsidiary's Certificate of Incorporation or its By-Laws as if such obligations were pursuant to a valid and binding contract or arrangement between Acquiror and such Indemnitees. Notwithstanding any other provision of the Agreement, this Section 5.8 shall survive the Effective Time.

          5.8.2. Indemnification by Successors or Assigns. In the event Acquiror or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each case, proper provision shall be made so that the successors and assigns of Acquiror assume the obligations set forth in this Section 5.8.

          5.8.3. Intended Third-Party Beneficiaries. Notwithstanding any other provision of this Agreement, this Section 5.8 shall be construed as an agreement, as to which the Indemnitees are intended to be third-party beneficiaries, between Acquiror and the Indemnitees, as unaffiliated third parties, and is not subject to any limitations to which Acquiror may be subject in indemnifying its own directors, officers, employees, agents and other persons who serve at the request of Acquiror.

          5.8.4. Procedure for Seeking Indemnification. Any Indemnitee wishing to claim indemnification under Section 5.8, upon learning of any such claim, action, suit or proceeding, shall promptly notify the Acquiror thereof, but the failure to so notify shall not relieve Acquiror of any liability it may have to such Indemnitee if such failure does not materially prejudice the Acquiror. In the event of any such claim, action, suit or proceeding (whether arising before or after the Effective Time) as to which Acquiror agrees that indemnification under this Section 5.8 is applicable, (i) Acquiror shall have the right to assume the defense thereof, and neither Acquiror nor the Surviving Corporation shall be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitees in connection with the defense thereof, except that if Acquiror elects not to assume such defense or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between Acquiror or the Surviving Corporation shall pay the reasonable fees and expenses of such counsel for the Indemnitees as statements therefor are received; provided, however, that Acquiror and the Surviving Corporation shall be obligated pursuant to this paragraph 5.8.5. to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for such Indemnitees would present such counsel with a conflict of interest and (ii) the Indemnitees will cooperate in the defense of any such matter. Neither Acquiror nor the Surviving Corporation shall be liable for settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent; and provided further however that neither Acquiror nor the Surviving Corporation shall have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable law.

                                VI.  CONDITIONS
                                     ----------

     6.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) The Merger shall have been approved and adopted by the requisite votes of the holders of the Company's Common Stock.

          (b) All authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any Governmental Entity or other third party (collectively, "Consent") which are necessary for the consummation of the Merger (other than immaterial Consents, the failure to obtain which would not have a Material Adverse Effect on Acquiror and the Company taken as a whole) shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time.

          (c) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect.

          (d) The Acquiror, with the cooperation of the Company and Company Subsidiary, shall have effected the assignment and transfer of all operating permits, registrations, licenses and approvals relating to the Businesses of the Company and Company Subsidiary, including, without limitation, all environmental permits, registrations, licenses and approvals.

          (e) The Acquiror, with the cooperation of the Company and Company Subsidiary, shall have prepared and filed all documents required under the HSR Act and the waiting period thereunder shall have expired.

          (f) The Company and Company Subsidiary shall have released Heller, the holders of the $6,752,233 Senior Subordinated Five Year Promissory Note and the $500,000 Senior Subordinated Six Month Promissory Note of the Company and the holders of the $5,000,000 Junior Subordinated Promissory Note of the Company (the "Debtholders") and the Company shall have released its stockholders and Optionees, from all obligations relating to their status as Debtholders, stockholders and Optionees, respectively, including, without limitation, all guarantees or other undertakings of Heller in connection with Company Subsidiary's contract with Engitec Impianti SpA and lending arrangements with Interbanca and the four letters of credit secured by Heller's guarantee (letter of credit to the Louisiana Department of Environmental Quality for $178,762; letter of credit to the Louisiana Department of Environmental

Quality for $43,121; letter of credit to the Missouri Department of Natural Resources for $645,877; and letter of credit to Reliance for $450,000) (collectively, the "SMC Credit Guarantees"); provided, however, that the stockholders, Debtholders and Optionees shall release the Company and Company Subsidiary from any and all obligations other than the obligation to the Stockholders to receive payment in accordance with the terms of the Agreement. In addition, the Company shall have settled, and shall have been released from, any continuing obligation to any third-party relating to management fees.

     6.2. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

          (a) Acquiror shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

          (b) The representations and warranties of Acquiror contained in this Agreement shall be true in all material respects when made, and as of the Effective Time as if made at and as of such time, except as expressly contemplated or permitted by this Agreement and except for representations and warranties relating to a time or times other than the Effective Time which were or shall be true in all material respects at such time or times.

          (c) Acquiror shall have capitalized Merger Sub with the $202,800 needed to pay the stockholders of the Company promptly after the Effective Time.

          (d) Acquiror shall have purchased all of the indebtedness of the Company Subsidiary to Heller in accordance with the terms of the Purchase Agreement.
          (e) Acquiror shall have made a loan of $1,797,200 in cash to Company. Such amount loaned to Company shall have been used by Company to make payments due to its debtholders and optionees in connection with the Merger.

          (f) Acquiror shall have furnished the Company a Certificate dated of the Closing Date, signed by the Chief Financial Officer of Acquiror that, to the best of his knowledge and belief after due inquiry, the conditions set forth in Sections 6.2(a), 6.2(b), 6.2(c), 6.2(d) and 6.2(e) have been satisfied.

     6.3. Conditions to Obligation of Acquiror to Effect the Merger. The obligation of Acquiror to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

          (a) The Company and Company Subsidiary shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

          (b) The representations and warranties of the Company contained in this Agreement shall be true in all material respects when made and as of the Effective Time as if made on and as of such time, except as expressly contemplated or permitted by this Agreement and except for representations and warranties relating to a time or times other than the Effective Time which were or shall be true in all material respects at such time or times.

          (c) The Company Subsidiary shall have distributed to Company its net intercompany receivables from the Company.

          (d) The Acquiror's credit agreement with a group of lenders led by Bankers Trust Company shall have been amended to permit the transactions contemplated by this Agreement and the Purchase Agreement.

          (e) The Company shall have furnished Acquiror a Certificate dated as of Closing Date, signed by the President or Chief Executive Officer and the Chief Financial Officer of the Company that, to the best of their knowledge and belief after due inquiry, the conditions set forth in Sections 6.3(a), 6.3(b), 6.3(c) and 6.3(d) have been satisfied.

                              VII.  MISCELLANEOUS
                                    -------------

     7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company and/or the stockholders of Acquiror:

          (a) by mutual consent of the of Acquiror and the Board of Directors of the Company;

          (b) by either Acquiror or the Company if the Merger shall not have been consummated on or before December 31, 1995 (provided the terminating party is not otherwise in material breach of its obligations under this Agreement);

          (c) by Acquiror or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (i) a breach by the other party of any representation or warranty contained herein, which breach has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach and which breaches, individually or in the aggregate, would cause the conditions set forth in Section 6.2(b) or 6.3(b), as the case may be, not to be met if the date of the Board action described above were the Closing Date or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

          (d) by the Company if any of the conditions specified in Sections 6.1 and 6.2 have not been met or waived by the Company at such time as such condition can no longer be satisfied; or

          (e) by Acquiror if any of the conditions specified in Sections 6.1 and 6.3 have not been met or waived by Acquiror at such time as such condition can no longer be satisfied.

     7.2. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and covenants in this Agreement shall terminate at the Effective Time or the earlier termination of this Agreement pursuant to Section 7.1, as the case may be; provided, however, that if the Merger is consummated, Section 5.7, Section 5.8, and this Section 7.2 shall survive the Effective Time to the extent contemplated by such Sections; provided further, that Section 7.10 hereof shall in all events survive any termination of this Agreement.

     7.3. Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party which is, or whose stockholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented at any time, provided that no amendment shall be made after any stockholder approval of the Merger which reduces or changes the form of the Stock Consideration without further stockholder approval. No such waiver, amendment or supplement shall be effective unless in a writing which makes express reference to this Section 7.3 and is signed by the party or parties sought to be bound thereby.

     7.4. Entire Agreement. This Agreement contains the entire agreement between Acquiror and the Company with respect to the Merger and the other transactions contemplated hereby, and supersedes all prior agreements among the parties with respect to such matters.

     7.5. Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

     7.6.  Certain Definitions; Headings.
           -----------------------------

          (a)  For purposes of this Agreement, the term:

          (i) "affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act;

          (ii) "Business of the Company" means the ownership and operation of secondary lead smelters;

          (iii) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (iv) "person" means an individual, corporation, partnership, association, trust or unincorporated organization; and

          (v) "Material Adverse Effect" on the Company, Company Subsidiary or Acquiror, as the case may be, means a material adverse effect (other than as a result of generally accepted accounting principles or as a result of events or circumstances disclosed by Company or Company Subsidiary, as the case may be, in any Schedule to this Agreement) that would (x) materially and adversely affect (i) the ability of the Company, Company Subsidiary or Acquiror, as the case may be, to consummate the transactions contemplated hereby or (ii) the business or financial condition of the Company and the Company Subsidiary taken as a whole on the one hand, and the Acquiror on the other, or (y) substantially impair the results of operations, as computed on an annual basis, of the Company, and the Company Subsidiary taken as a whole on the one hand, and the Acquiror on the other.

          (vi) "subsidiary" of any person means, except where the context otherwise requires, any corporation, partnership, trust or similar entity of which the Acquiror or any other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation.

          (b) The descriptive headings contained in this Agreement are for convenience and reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          (c) Unless the context of this Agreement expressly indicates otherwise, (i) any singular term in this Agreement shall include the plural and any plural term shall include the singular and (ii) the term section or schedule shall mean a section or schedule of or to this Agreement.

     7.7. Notices. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered if delivered personally, telexed with receipt acknowledged, mailed by registered or certified mail return receipt requested, sent by facsimile with confirmation of receipt, or delivered by a recognized commercial courier addressed as follows:

     If to the Company to:    Schuylkill Holdings, Inc.
                              2400 Brooklawn Drive
                              P.O. Box 74040
                              Baton Rouge, LA  70874

     With copy to:            Jones, Day, Reavis & Pogue
                              901 Lakeside Avenue
                              North Point
                              Cleveland, Ohio  44114
                              Attention:  Mary Lynn Durham, Esq.

     If to Acquiror to:       Exide Corporation
                              1400 North Woodward Ave., Suite 130
                              Troy, Michigan  48304
                              Attention:

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 7.7.

     7.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

     7.9. Parties in Interest; Assignment. This Agreement is not intended to nor shall it confer upon any person other than the parties hereto and the persons referred to in Section 5.8.

     7.10. Costs and Expenses. Except as otherwise specifically provided herein all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     7.11. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     7.12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

     7.13. Acquiror Guarantee. Acquiror hereby guarantees to the Company and to any third party beneficiaries permitted by this Agreement, both as to payment and performance, all obligations of Merger Sub or the Surviving Corporation provided in this Agreement or undertaken pursuant hereto.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.


ATTEST:                           SCHUYLKILL HOLDINGS, INC.



By                                By  E. B. Cornette
   ------------------------          -----------------------------------
                                      Its:  Chairman
                                           -----------------------------


                                  EXIDE CORPORATION


By  John M. Wursta                By  Alan E. Gauthier
   ------------------------          -----------------------------------
                                      Its:  Executive Vice President
                                           -----------------------------

                                  E/S ACQUISITION, INC.


By  John M. Wursta                By  Alan E. Gauthier
   ------------------------          -----------------------------------
                                      Its:  Vice President
                                           -----------------------------

APPENDIX A


                               List of Schedules
                               -----------------

                                 Schedule 2.1
                                 Schedule 2.6
                                 Schedule 2.7.1
                                 Schedule 4.3
                                 Schedule 4.4
                                 Schedule 4.6
                                 Schedule 4.7
                                 Schedule 4.8
                                 Schedule 4.9
                                 Schedule 4.10
                                 Schedule 4.11
                                 Schedule 4.12
                                 Schedule 4.13
                                 Schedule 4.14
                                 Schedule 4.17
                                 Schedule 4.18
                                 Schedule 5.2.5
                                 Schedule 5.7.1

[The schedules to the Agreement and Plan of Merger, this Exhibit 2.1, have been omitted from this filing, but will be furnished supplementally to the Commission upon request. Such schedules provide information on amounts paid to each stock, option and debt holder of SHI, exceptions to certain of SHI's representations, warranties and covenants and information on certain employee benefit plans.]